SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C.  20549

                        FORM N-18F-1

      NOTIFICATION OF ELECTION PURSUANT TO RULE 18F-1
          UNDER THE INVESTMENT COMPANY ACT OF 1940






                  The Sports Funds Trust

                  Exact Name of Registrant
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             SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C.  20549

                        FORM N-18F-1

      NOTIFICATION OF ELECTION PURSUANT TO RULE 18F-1
          UNDER THE INVESTMENT COMPANY ACT OF 1940


          The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                         SIGNATURE


          Pursuant to the requirements of Rule 18f-1 under the
Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the
city of Syosset and the State of North Carolina on the 24th    day of
  February, 1998.


                         Signature:     The Sports Funds Trust
                                       (Name of Registrant)


                              By:  /S/ Jack R.  Plymale
                                        --------------------------
                                     Jack R.  Plymale
                                     President
                                            (Title)


Attest:   /S/William J.  Baltrus

          Compliance Officer
          (Title)